Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Flowers Foods, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)

Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	9,340,000	$25.70	$240,038,000	0.00011020	$26,452.19

Total Offering Amounts					$240,038,000		$26,452.19

Total Fee Offsets							$0.00

Net Fee Due							$26,452.19

(1) The number of shares being registered consists of shares of Common Stock of Flowers Foods, Inc. (the “Company”) to be issued pursuant to an amendment and restatement of the Flowers Foods, Inc. 2014 Omnibus Equity and Incentive Compensation Plan.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement shall also cover any additional shares of the Company’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Company’s outstanding shares of Common Stock.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average ($25.70) of the high ($26.12) and low ($25.28) sales prices of the Company’s Common Stock as reported on the New York Stock Exchange on May 23, 2023.